Exhibit 99.1

Gladstone Commercial Corporation Announces Refinancing of $45.3 Million Mortgage

McLean, VA, October 2, 2012 - Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) reported today that it borrowed $34.0 million, through certain of its wholly-owned subsidiaries, pursuant to a long-term note payable from KeyBank National Association, which is collateralized by security interests in seven of its properties. The note accrues interest at a rate of 4.86% per year and has a maturity date of October 1, 2022. The Company used the proceeds of the note, along with existing cash on hand, to repay its $45.3 million mortgage, which, with extension options, was due October 1, 2013. The Company repaid the mortgage in full on October 1, 2012 without incurring any exit fees.

“We are excited to have completed the refinancing of the largest mortgage loan on our balance sheet. This long term loan will allow us to continue our path of growth for 2012 and 2013,” said David Gladstone, the Chief Executive Officer of the Company.

Gladstone Commercial Corporation is a real estate investment trust (“REIT”) that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. The Company currently owns 78 properties. The Company has paid 93 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid five consecutive quarterly cash distributions. The Company has paid 81 consecutive monthly cash distributions on its Series A preferred stock, 72 consecutive monthly cash distributions on its Series B preferred stock, 29 consecutive monthly cash distributions on its Senior Common Stock and 8 consecutive monthly cash distributions on its Series C preferred stock. The Company has never skipped, reduced or deferred a monthly distribution since inception, over eight years ago. Additional information can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Commercial Corporation

For further information: Gladstone Commercial Corporation +1-703-287-5893

All statements in this press release regarding the longer-term prospects of the Company may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve risks although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on February 28, 2012. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.